Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Portfolio Recovery Associates, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-110330 and No. 333-110331) on Form S-8 and the registration statement (No. 333-162224) on Form S-3 of Portfolio Recovery Associates, Inc. of our reports dated February 28, 2012, with respect to the consolidated balance sheets of Portfolio Recovery Associates, Inc. and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated income statements, and statements of changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Portfolio Recovery Associates, Inc.

/s/ KPMG LLP

Norfolk, Virginia

February 28, 2012

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